Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 2-39334 on Form N-1A of our report dated February 19, 2016, relating to the financial statements and financial highlights of MML Series Investment Fund, comprised of MML Blue Chip Growth Fund, MML Equity Income Fund, MML Equity Index Fund, MML Focused Equity Fund, MML Foreign Fund, MML Fundamental Growth Fund, MML Fundamental Value Fund, MML Global Fund, MML Growth & Income Fund, MML Income & Growth Fund, MML International Equity Fund, MML Large Cap Growth Fund, MML Managed Volatility Fund, MML Mid Cap Growth Fund, MML Mid Cap Value Fund, MML Small Cap Growth Equity Fund, MML Small Company Value Fund, MML Small/Mid Cap Value Fund, and MML Total Return Bond Fund and our report dated February 22, 2016, relating to the financial statements and financial highlights of MML Series Investment Fund, comprised of MML Conservative Allocation Fund, MML Balanced Allocation Fund, MML Moderate Allocation Fund, MML Growth Allocation Fund, MML Aggressive Allocation Fund, MML American Funds® Growth Fund, MML American Funds® International Fund, and MML American Funds Core Allocation Fund (collectively the “MML Series Investment Fund”) appearing in the Annual Reports on Form N-CSR of MML Series Investment Fund for the year ended December 31, 2015.

We also consent to the references to us under the headings “Financial Highlights” in each Prospectus and “Disclosure of Portfolio Holdings – Other Disclosures,” “Investment Advisory and Other Service Agreements – Administrator and Sub-Administrators – Other Service Providers of the Funds,” and “Experts” in each Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 28, 2016